General Terms and Conditions

General Terms and Conditions

Last Modified: October 20, 2020

The General Terms and Conditions (hereinafter "**Agreement**" or "**Terms and Conditions**") constitute the main set of Paxos terms and conditions for the provision and use of Paxos services and products. They apply to each electronic form or contract executed by users and/or members who use Paxos services and products, unless expressly stipulated otherwise in the Paxos Contractual Documentation. All provisions of the Terms and Conditions for the Exchange, US Dollar-Backed Stablecoin, PAX Gold, and Over-the-Counter trading services (collectively, "Additional Terms and Conditions"), are hereby incorporated into this Agreement and made a part hereof. If there is any conflict between such Additional Terms and Conditions and the terms of this Agreement,

such Additional Terms and Conditions shall control, except as provided in those Additional Terms and Conditions. The provisions of this Agreement will govern your use of any of Paxos' services and products, and you should therefore take some time to read this Agreement carefully.

Should you have any questions or comments regarding any Paxos services and products, please feel free to contact us at: help@paxos.com.

- 1. PRELIMINARY PROVISIONS
  - 1.1 Terms and Conditions
    - 1.1.1 You must agree to all of the terms of this Agreement. If you do not agree to or accept all of the terms of this Agreement, please immediately discontinue access to, and use of, all Paxos services and products. This Agreement applies to all users and/or customers of Paxos services and products, whether as a guest or a registered Customer.
    - 1.1.2. If you are under the age of eighteen (18) or the legal age for entering legally binding contracts under applicable laws, you are not permitted to use any of Paxos services and products. By continuing to access or use the Site, you indicate that you are 18 years of age or older or have the legal capacity to enter legally binding contracts under applicable laws. Misrepresentation of your age to gain access to any of Paxos' services and products is a breach of this Agreement.
  - 1.2. Definitions

"Account" means your account with applicable Product.

"Binance USD" or "BUSD" means the US dollar backed stablecoin managed by the Company and branded as such

"Exchange" means the crypto asset exchange owned and managed by the Company.

"Materials" means, collectively, the images and content on the Site, including, but not limited to, text, software, images, graphics, data, messages, market data or any other information, and any other website content owned, operated, licensed or controlled by the Company.

"Member" means a User who registers with the Company to use the Site, any Products, or any Services. Not all Users will become Members.

"Party" means each of the Company and you.

"PAX Gold" means the allocated gold backed stablecoin managed by the Company.

"Paxos" and the "Company" mean Paxos Trust Company, LLC, a New York State chartered limited purpose trust company ("Paxos Trust")

"Paxos Contractual Documentation" means each of the agreements and documents on https://paxos.com/general-terms-and-conditions/ and linked on the left side of that page, which govern, in conjunction with this Agreement, the use of Paxos' Site, Products and Services.

"Paxos Standard" or "PAX" means the US dollar backed stablecoin managed by the Company and branded as such.

"Products" means the products, platforms and technology that the Company provides to Members, including but not limited to the Exchange, Paxos Standard, PAX Gold and BUSD.

"Services" means services and other actions that the Company provides to Members through the Company's Products.

"Site" means any website managed by the Company with domains ending with "itbit.com" and "paxos.com".

"User" or "You" means someone who accesses the Site in any way.

First-person pronouns are used in this Agreement (us, we, our, ours, etc.) to refer to the Company. Second-person pronouns (you, yours) refer to the User.

  - 1.3. Intent to be Bound; Consult with a Lawyer

THIS AGREEMENT IS A LEGAL CONTRACT BETWEEN YOU AND THE COMPANY. YOU SHOULD TREAT IT AS ANY OTHER LEGAL CONTRACT BY READING ITS PROVISIONS CAREFULLY, AS THEY WILL AFFECT YOUR LEGAL RIGHTS. BY ACCESSING THE SITE, THE PRODUCTS, OR USING THE SERVICES IN ANY MANNER, YOU ARE DEEMED TO HAVE READ, UNDERSTOOD AND AGREED TO BE BOUND BY ALL OF THE TERMS CONTAINED IN THIS AGREEMENT. YOU MAY NOT PICK AND CHOOSE WHICH TERMS APPLY TO YOU. IF YOU DO NOT AGREE WITH ALL OF THE TERMS IN THIS AGREEMENT, YOU MUST CEASE ALL ACCESS AND USE OF THE SITE, PRODUCTS, AND ANY OTHER SERVICES PROVIDED BY THE COMPANY. NOTHING IN THIS AGREEMENT IS INTENDED TO CREATE ANY ENFORCEMENT RIGHTS BY THIRD PARTIES.

IF YOU DO NOT UNDERSTAND ALL OF THE TERMS AND CONDITIONS IN THIS AGREEMENT, YOU SHOULD CONSULT WITH A LAWYER BEFORE USING THE SITE, THE PRODUCTS, OR THE SERVICES.

- 1.4. Consideration

Consideration for your acquiescence to all of the provisions in this Agreement has been provided to you in the form of allowing you to use our Site, Products, and our Services. You agree that such consideration is adequate and is received upon your viewing or using any portion of any of our Site, Products, and/or Services.

- 1.5. Electronic Signatures / Assent Required
  - 1.5.1. You manifest your agreement to this Agreement and the Paxos Contractual Documentation by taking any act demonstrating your assent thereto. Members are required to click a checkbox adjacent to and associated with the words "I agree" or some similar language to accept these Terms and Conditions. If you click any link, button or other device provided to you in any part of our Site's interface, then you have legally agreed to all of these Terms and Conditions. Additionally, by using any part of our Site, Products or Services in any manner, you understand and agree that such use constitutes your affirmation of your complete and unconditional acceptance to all of the terms in this Agreement.
  - 1.5.2. For the avoidance of doubt, once you become a User, you will have created an account for both Paxos and the Exchange and will be deemed to be a User to both Products and will have agreed to the Terms and Conditions and Paxos Contractual Documentation, as applicable.
  - 1.5.3. Even if you fail to indicate your agreement to this Agreement, you understand and agree that you are still bound by the terms of this Agreement and the Paxos Contractual Documentation, as applicable, by virtue of your viewing the Site or using any portion of the Site, Products, or our Services.
- 1.6. Illegal Activities

By your use of any of the Site, the Products, or the Services, you represent that such use is legal in your local jurisdiction, and you agree that you will not use the Site, Products, or the Services if such use is prohibited or otherwise violates the laws of the country, state, province, or other jurisdiction in which you reside or of which you are a citizen.

- 1.7. Revisions to This Agreement
  - 1.7.1. From time to time, we may revise this Agreement and/or the Paxos Contractual Documentation. We reserve the right to do so, in our sole and absolute discretion, and you agree that we have this unilateral right. Your continued use of the Site, the Products, or the Services shall be deemed acceptance of the then prevailing terms and conditions of this Agreement. You agree that all modifications or changes to this Agreement are in force and enforceable immediately upon posting. Any updated or edited version supersedes any prior versions immediately upon posting, and the prior version is of no continuing legal effect unless the revised version specifically refers to the prior version and explicitly states that the prior version (or portions thereof) will remain in effect. If you do not wish to be bound by the revised Paxos Contractual Documentation, your sole remedy is to withdraw your funds and close your Account; if you avail yourself of this remedy, at your request, funds may be withdrawn and accounts may be closed pursuant to the version of the Paxos Contractual Documentation in place at the time that you last used the Products or Services.
  - 1.7.2. We agree that if we make any material changes to this Agreement or the Paxos Contractual Documentation, as applicable, we will send you an email or written notification regarding the update and include an updated version of this Agreement on our web page. The updated version of the Agreement will include a new "last modified" date at the top of the Agreement in order to identify the then-currently applicable Agreement. Following receipt of such a notice and the posting of the updated version of the Agreement on our web page, please re-review the Agreement in order to ensure that you understand how your rights and responsibilities may have been affected by the revisions.

- 1.7.3. It is your responsibility to review this Site, the Paxos Contractual Documentation, and Agreement on a regular basis. If you object to any such changes, your sole recourse will be to cease access to the Site, the Products, or the Services.
- 1.8. Incorporation by Reference

Although this Agreement represents the primary terms and conditions with respect to our Site, the Products, and the Services, certain additional guidelines and rules are hereby incorporated by reference. These documents, including the (i) Privacy Policy, (ii) Anti-Money Laundering/Know Your Customer Disclosure, (iii) the Marketplace Rules, and (iv) the rest of the Paxos Contractual Documentation, as applicable, can be found on our Site and are specifically incorporated by reference and form an integral part of this Agreement.

- 2. EXPLANATION OF MEMBERSHIP AND THE SERVICES
  - 2.1. Access
    - 2.1.1. All Users may access certain public areas of the Site; however, only Members may use the Products. You are responsible for access to the Internet, and any Internet access or other fees that you incur to access our Site, the Products, and the Services are your sole responsibility. We do not provide any hardware or software to you so that you will need to purchase or license the necessary hardware and software to access the Site, the Products, and the Services.
  - 2.2. Disclaimer; Risk Factor
    - 2.2.1. We are not responsible for any loss or damage incurred by you as a result of your use of the Site, the Products, or the Services or for your failure to understand the nature of crypto assets, including PAX, PAX Gold and BUSD, or the market for such assets.
    - 2.2.2. You acknowledge the following risks related to your use of the Site, the Products, and the Services:
      - 2.2.2.1. The risk of loss in trading crypto assets may be substantial and losses may occur over a short period of time.
      - 2.2.2.2. The price and liquidity of crypto assets has been subject to large fluctuations in the past and may be subject to large fluctuations in the future.
      - 2.2.2.3. Crypto assets are not legal tender, are not backed by the government, and accounts and values are not subject to Federal Deposit Insurance Corporation or Securities Investor Protection Corporation protections.
      - 2.2.2.4. Legislative and regulatory changes or actions at the state, provincial, federal or international level may adversely affect the use, transfer, exchange and value of crypto assets.
      - 2.2.2.5. Crypto asset blockchains may "fork" (as described under the heading "Forks" in the Exchange Terms & Conditions, available at https://paxos.com/itbit-terms-and-conditions/), and we may not support the forked asset promptly or at all.
      - 2.2.2.6. Transactions in crypto assets may be irreversible, and accordingly, losses due to fraudulent or accidental transactions may not be recoverable.
      - 2.2.2.7. Some crypto asset transactions shall be deemed to be made when recorded on a public ledger, which is not necessarily the date or time that you or any other person initiates the transaction.
      - 2.2.2.8. Crypto assets in a given address are controlled by the private key of the holder of the address. If the private key is compromised or lost, the crypto assets in that address may be stolen or lost and otherwise unrecoverable.
      - 2.2.2.9. The value of some crypto assets may be derived from or influenced by the continued willingness of market participants to exchange fiat currencies for crypto assets, which may result in the potential for permanent and total loss of value of a particular crypto asset should the market for that crypto asset disappear.
      - 2.2.2.10. There is no assurance that a person who accepts crypto assets as a payment today will continue to do so in the future.
      - 2.2.2.11. The volatility and unpredictability of the price of crypto assets relative to fiat currency may result in significant loss over a short period of time.
      - 2.2.2.12. The nature of crypto assets may lead to an increased risk of fraud or cyberattack and may mean that technological difficulties experienced by the Company may prevent access to, or use of, your crypto assets.
      - 2.2.2.13. Any bond or trust account we may hold for the benefit of members may not be sufficient to cover all losses incurred by members.
      - 2.2.2.14. The Company may not be regulated as a financial institution or equivalent in your jurisdiction.

- 2.2.3. This Agreement does not disclose all of the risks associated with trading in crypto assets. You acknowledge and agree that you are solely responsible for determining the nature, potential value, suitability, and appropriateness of those risks for you in light of your circumstances and financial resources. The Company does not give advice or recommendations regarding crypto assets, including the suitability and appropriateness of, and investment strategies for, crypto assets. You should be aware that you may sustain a total loss of the assets in your Account, and that under certain market conditions, you may find it difficult or impossible to liquidate a position. The Company is not giving tax advice, legal advice or other professional advice by allowing you to use the Site, the Products, or the Services. No Material on our Site, including FAQs or blogs, shall be considered tax advice, legal advice or investment advice.
- 2.2.4. YOU ACKNOWLEDGE AND AGREE THAT YOU SHALL ACCESS AND USE THE SITE, THE PRODUCTS, AND THE SERVICES AT YOUR OWN RISK.
- 2.2.5. We generally do not own or control the underlying software protocols of crypto asset networks that govern the operation of crypto assets. In general, the underlying protocols are open source, and anyone can use, copy, modify, and distribute them. We are not responsible for the operation of the underlying network protocols, and we make no guarantees regarding their security, functionality, or availability.

- 3. YOUR ACCOUNT
  - 3.1. Opening your Account; Registration Data; Compliance Policies
    - 3.1.1. In order to use the Products, you must create an Account. Your Account will be used to store various crypto asset amounts and fiat currency amounts as deposited and/or received by you.

You will be asked to provide certain registration details and information that identifies each person who opens an account. What this means for you: When you open an account, we will ask for your name, address, date of birth, tax identification number and other information that will allow us to identify you. We may also ask to see your driver's license or other identifying documents.

We refer to the information that we collect about your identity as "Registration Data." In connection with opening the Account, you may also be required to disclose certain third-party account information to us, including, without limitation, your bank account number, your crypto asset addresses and related information.

- 3.1.2. In addition, at any time before or after your Account has been opened, you may be requested to provide certain other information pursuant to our compliance program, policies and applicable law, including, if necessary, information that will enable us to report your tax information to the relevant authorities. If you fail to reply promptly to any request from us, or if your responses are unsatisfactory, we may close or suspend your Account.
- 3.1.3. You agree to provide true, accurate, current and complete responses to our information requests, and you further agree to maintain and promptly update the information you have provided us, including the Registration Data, your contact information and any responses to requests from our Compliance Department, to keep it true, accurate, current and complete at all times while you are a Member. If you provide any information that is untrue, inaccurate, not current or incomplete, or if we or any of our authorized agents have reasonable grounds to suspect that such information is untrue, inaccurate, not current or incomplete, we have the right to suspend or terminate your Account and refuse any and all current or future use of the Products, as applicable, and related Services by you, as well as subject you to civil liability or refer you to the appropriate law enforcement authorities for criminal prosecution. We shall not be liable to make any compensation, monetary or otherwise, following such suspension, termination or inability to use the Products, as applicable, or the related Services. You are responsible for any fees that the Company incurs with respect to your Account as a result of any of the foregoing.
- 3.1.4. You hereby authorize us, or a third-party service provider, to take any measures that we consider necessary to verify and authenticate your identity, confirm the information you submit about your bank (or other financial institution) account, and to take any action we deem necessary based on the results.
- 3.1.5. While we use reasonable efforts to protect your Registration Data from inadvertent release or misappropriation, we are not responsible for the intentional or criminal acts of third parties such as hackers or "phishers."
- 3.2. Your relationship with Paxos
- 3.2.1 US customers (other than those customers residing or domiciled in the state of Georgia), as well as certain other customers approved by Paxos Trust in its sole discretion are customers of

Paxos Trust. Paxos Trust does not solicit business outside of the United States.

- 3.2.2. Customers who reside or are domiciled in the state of Georgia or outside of the US, and who are not customers of Paxos Trust, are customers of Paxos Global.
- 3.3 Security Procedures and Liability for Unauthorized Activity
    - 3.3.1. You are responsible for any and all activities conducted through your Account and validated by us using the Security Procedures, as described below, notwithstanding that such activities were not authorized by you. By using the Products and the Services, you agree that the Security Procedures described in this Agreement are commercially reasonable for the size, amount and frequency of your transactions. You further agree that the Security Procedures described in this Agreement are used to verify the authenticity of your orders or other instructions, but not to detect errors in any order or other instruction you transmit.
    - 3.3.2. In order to log into your Account, you will be required to provide your member name and password, as well as an auto-generated verification code that is sent to your smartphone, which we refer to as "2FA"; provided that Members accessing the Account via an application programming interface or "API" connection will be validated solely by API key (collectively, "Security Procedures"). In some cases, in our sole discretion, we may require additional verbal or electronic confirmation of a transaction prior to processing such transaction.
    - 3.3.3. You are responsible for maintaining the security and confidentiality of your member name, password, 2FA device, as applicable. You agree to notify us immediately of any unauthorized use of your member name, password, 2FA device or API key as well as of any other breach of security. If you choose to install and use a 2FA application on a device on which the operating system has been tampered with in any way, you do so at your own risk. 2FA applications are provided by third parties, and we do not take any responsibility for such third-party applications.
    - 3.3.4. While we may implement certain monitoring procedures designed to alert us to fraudulent activity, we are not responsible for any unauthorized use of your Account, and we will not be liable for any loss that you may incur as a result of someone accessing your Account, either with or without your knowledge. We disclaim any and all liability arising from fraudulent entry and use of the Products, and the Services (including, but not limited to, liabilities arising from unauthorized activity undertaken through your Account). If someone fraudulently obtains access to your Account, we will take such action as we determine to be warranted, including without limitation, terminating your access and/or membership immediately, closing the Account, and taking all necessary and appropriate actions under applicable international, federal, state, provincial and local laws.
    - 3.3.5. PLEASE NOTE THAT WE WILL NEVER ASK YOU, FOR ANY REASON, WHETHER BY EMAIL, REGULAR MAIL OR TELEPHONE, TO DISCLOSE YOUR ACCOUNT PASSWORD. PASSWORD INQUIRIES WILL ONLY BE CONDUCTED ONLINE AND ONLY AFTER YOU HAVE SIGNED ONTO THE COMPANY'S SITE. WE WILL NEVER SEND YOU EMBEDDED LINKS IN AN EMAIL REQUESTING THAT YOU SIGN ONTO THE SITE BY CLICKING SUCH A LINK. IF YOU RECEIVE AN EMBEDDED LINK BY EMAIL CLAIMING TO BE FROM US, YOU SHOULD NOT OPEN IT OR CLICK ON THE LINK. THE EMAIL IS NOT FROM US AND IS LIKELY FRAUDULENT. NEVER GIVE YOUR ACCOUNT PASSWORD TO ANYONE WHOM YOU DO NOT INTEND TO AUTHORIZE TO USE YOUR ACCOUNT.
- 3.4. No Account Transfers; No Grant of Third Party Access
- You may not transfer, lease, assign or sell your Account (or any use thereof) to a third party without the consent of the Company. In addition, you may not grant any person access to your Account except as expressly permitted herein.
- 3.5. Your Fiat Currency
    - 3.5.1. Your account with us (and any available assets held in such account) is not a bank account or a deposit account. We hold your fiat currency deposits in one or more omnibus bank accounts at US depository institutions (each, a "Bank"), in accounts holding debt instruments that are expressly guaranteed by the full faith and credit of the United States Government, including money-market funds composed of such debt instruments, or converted in whole or in part to an equivalent amount of PAX tokens or BUSD tokens, which in turn are fully backed by US dollars or debt instruments that are expressly guaranteed by the full faith and credit of the United States Government, held in segregated custodial accounts as described below and in the Paxos Contractual Documentation (each account an "Omnibus Account"). Each Omnibus Account is: (i) in our

name and under our control, (ii) separate from our business and operating bank accounts and (iii) established for the benefit of Paxos customers.

- 3.5.2. Paxos maintains US dollars held in custody on behalf of Paxos's customers only in one or more of the following forms: (i) fiat currency held in FDIC-insured bank accounts; (ii) (a) direct investments (including through repurchase agreements) in debt instruments that are expressly guaranteed by the full faith and credit of the United States Government and/or (b) money-market funds composed of such debt instruments; and (iii) fiat currency held at FDIC-insured banks in excess of FDIC-insured limits, only to the extent that Paxos in its reasonable discretion believes that such funds need to remain liquid and readily available to service customers and that option (ii) is therefore impracticable.
- 3.5.3. As described in Section 3.4.2., Paxos takes reasonable measures to maximize the amount of fiat or fiat-equivalent funds that are backed by United States Government guarantees. In addition, for liquidity purposes, Paxos maintains certain funds in Bank accounts in excess of FDIC-insured limits, which may be subject to Bank counterparty risk. Amounts backed by debt instruments that are expressly guaranteed by the full faith and credit of the United States Government are subject to market risk.
- 3.5.4. Your fiat currency deposits are not treated as our general assets and are fully owned by you.
- 3.5.5. Paxos treats US dollar fiat currency and US dollar denominated and backed stablecoins for which Paxos is holding US dollar reserves as fungible assets and may hold your fiat currency deposits in US dollar accounts or as those certain stablecoins at our discretion.
- 3.5.6. Fiat currency deposited by Singapore residents will be held by the Company as US dollar backed stablecoin.
- 3.5.7. With respect to fiat currency transfers involving non-US Paxos Global customers where such transfers are to or from US bank accounts, Paxos Global acts as agent of Paxos Trust.
- 3.5.8. Our products and services are not financial instruments.
- 3.5.9. Notwithstanding anything in the Paxos Contractual Documentation to the contrary, you agree and understand that (i) we may hold some or all of your fiat currency deposits (including with respect to reserves backing US dollar stablecoins) in a manner which generates interest and/or other earnings and, in such case, you agree to pay us a fee equal to the amount of any such interest and/or earnings attributable or allocable to your fiat currency deposits as payment for the custody services we provide to you under the Paxos Contractual Documentation. You agree and understand that we shall collect such payment, equal to the amount of such allocable interest and/or other earnings, simultaneously upon being paid such interest and/or other earnings to the Omnibus Accounts. You agree and understand that all such fees will be retained by us and that you will not receive any portion of such interest and/or earnings.
- 3.5.10. All assets directly held by the Company are not insured by the Company or, except as set forth in the Paxos Contractual Documentation, by any government agency.
- 3.5.11. You should note the following information about each of our Omnibus Accounts
  - 3.5.11.1 In accepting your fiat currency deposits, we are acting as a custodian;
  - 3.5.11.2 We do not have a reversionary interest in any of our Omnibus Accounts;
  - 3.5.11.3 Your rights in our Omnibus Accounts are limited to the specific amount of fiat currency held in your Account;
  - 3.5.11.4 You direct the movement of fiat currency into and out of the Omnibus Accounts by providing direction to us as specified in the Paxos Contractual Documentation; and
  - 3.5.11.5 To the extent that interest and/or other earnings are attributable or allocable to your fiat currency deposits held across our Omnibus Accounts, you agree to pay us a fee equal to the amount of any such interest and/or other earnings as payment for the custody services we provide you under the Paxos Contractual Documentation, which you agree and understand that we shall collect simultaneously upon being paid such interest and/or other earnings to our Omnibus Accounts.
- 3.6. Statement of Account
  - 3.6.1. A statement of your Account, including the amount of fiat currency (or equivalent) and the amount of crypto assets available, as applicable, may be accessed in electronic format for viewing online at the applicable page in your Account. The Company uses commercially reasonable efforts to ensure that the information contained in your Account statements is accurate and reliable; however,

because the information is provided real-time, errors may occur. Each Product's ledger is the definitive record of transactions and balances.

    - 3.6.2. If you believe that your statement of Account contains any errors, please notify us immediately of such error, along with any additional information concerning the error. If we do not hear from you within three (3) days after the electronic posting to your Account of the applicable transaction and/or Trading Fee (if applicable), such transaction and fee will be deemed accepted by you and will no longer be subject to challenge.

- 3.7. Closing Your Account
    - 3.7.1. You may close your Account by providing written notice to us, and upon receipt of such notice, a hold will be placed on your Account to allow any then pending transactions to clear. After notifying us of your desire to close your Account, we may terminate your ability to transact in your Account and only permit you to withdraw the remaining available funds associated with your Account. Closing your Account will not affect any rights and obligations incurred prior to the date of Account closure.
    - 3.7.2. All currencies appearing in the Product's ledger and attributed to you must be withdrawn or otherwise sold or transferred before the closing of your Account will be finalized.

- 4. SUSPENSION AND TERMINATION OF YOUR MEMBERSHIP AND ACCOUNT
    - 4.1. Suspension and Termination

Without limiting other remedies that may be available to us, we reserve the right, in our sole and absolute discretion, to block access to or to suspend, close or terminate your Account, refuse to let you purchase or redeem your crypto assets, and freeze all funds or assets in your Account, at any time, with or without advance notice, if:

- 4.1.1. we believe, in our sole and absolute discretion, that you have breached any terms and conditions of this Agreement, including, but not limited to, the Marketplace Rules;
- 4.1.2. you engage in abusive behavior, as determined in our sole and absolute discretion;
- 4.1.3. we are unable to verify or authenticate any information you provide to us;
- 4.1.4. we believe, in our sole and absolute discretion, that your actions may cause legal liability for you, our Users, Members or us;
- 4.1.5. you add any type of currency to your Account using any source that you do not have the legal right from which to transfer funds;
- 4.1.6. we have reasonable suspicion that you are directly or indirectly using our Site, the Products, the Services or the Materials in violation of applicable law or regulation, or this Agreement;
- 4.1.7. we are directed to do so by law enforcement, regulatory authority or court order;
- 4.1.8. we are required to do so by applicable law or regulation;
- 4.1.9. your Account is subject to pending litigation, investigation or governmental proceeding;
- 4.1.10. we believe that someone is attempting to gain unauthorized access to your Account;
- 4.1.11. we believe there is unusual activity in your Account;
- 4.1.12. your Account has no funds and has not been accessed in the prior year; or
- 4.1.13. for any other reason in our sole and absolute discretion.

In addition, we may discontinue the Site, any Product, or any Services at any time.

- 4.2. Marketplace Rules Violations

For the avoidance of doubt, by agreeing to this Agreement, you will be bound to comply with the Marketplace Rules and the terms therein.

- 4.3. Loss of Value on Suspension or Closure

We are not responsible for any loss of value in your Account, or of any crypto asset or fiat currency, resulting from the suspension or closing or your Account for any of the reasons listed above, including your violation of this Agreement or from any government seizure or forfeiture.

You agree that neither the Company nor any third party acting on our behalf shall be liable to you for any termination of your access to any part of the Site, the Products or the Services in accordance with this Agreement.

- 4.4. Your Obligations on Suspension or Closure
  - 4.4.1. You agree that if your access is terminated by us, you will not attempt to regain access to the Site, the Products, or the Services – using the same or different username or other attempted identification – without our prior written consent.
  - 4.4.2. If we terminate your Account, we will return the assets in your Account to you, less the value of any damages to which we are entitled pursuant to this Agreement, subject to applicable law. You authorize us to return your funds (less damages to which we are entitled) to any bank account linked to your Account, unless otherwise required by law. If you have not previously provided banking details, you agree to provide banking details to us within seven (7) calendar days of receiving notice of the closure so that we may remit your balance to you. If there is a balance of crypto assets remaining in your Account, you agree to provide us with an address within seven (7) calendar days of receiving notice of the closure so that we may remit the remaining crypto assets to you. In our sole discretion, and in any event if you fail to provide a crypto asset address as required by this section, you agree that we are permitted to sell any crypto assets on the open market at the prevailing market price and return the proceeds (less damages to which we are entitled) to any bank account linked to your Account. You agree that we will not be liable to you for any losses that you may incur as a result of such conversion of crypto assets to fiat currency in connection with the closure of your Account.

5. UNCLAIMED FUNDS

If we are holding funds in your Account and there has been no activity in your Account for a period of time prescribed by applicable law, we may be required to report such remaining funds in your Account as unclaimed property in accordance with abandoned property and escheat laws. If this occurs, we will use reasonable efforts to provide written notice to you. If you fail to respond to any such notice within seven (7) business days of receipt, or as otherwise required by law, we may be required to deliver any such funds to the applicable jurisdiction as unclaimed property. We reserve the right to deduct a dormancy fee or other administrative charges from such unclaimed funds (in addition to any fees charged as set forth in the Paxos Contractual Documentation), as permitted by applicable law.

6. SERVICE INTERRUPTION

From time to time due to technological factors, scheduled software updates and the performance of other maintenance, as well as factors beyond or within our control, the Site, the Products, or other Services may be temporarily interrupted ("Downtime"). Information on scheduled maintenance windows can be found on our Site. Open orders and/or exchanges will be held during Downtime and processed normally following Downtime. Following any Downtime, market conditions and prices may differ significantly from conditions and prices prior to such Downtime.

- 7. AGREEMENT TO RECEIVE NOTIFICATIONS AND OTHER COMMUNICATIONS

We reserve the right to send electronic mail or other messages to you and to other Members for purposes of providing you information about your Account or the Services you receive. Please see our Privacy Policy regarding certain direct marketing.

- 8. RESTRICTIONS ON USE OF OUR SITE AND SERVICES
  - 8.1. User Type

If you register with us as an individual User, you agree that you will use the Site, the Products, and the Services for your personal use only. If you register with us as an institutional user on behalf of an institution, you (a) represent that you are an authorized representative of such institution and that this Agreement is binding on such institution, and (b) agree that you will use the Site, the Products, and Services for commercial purposes only. In addition, you agree that any use of the Site, the Products, and the Services shall be for the purposes expressly permitted and contemplated by this Agreement. You may not use the Site, the Products, and the Services for any other purposes without our express prior written consent.

- 8.2. Restrictions on Use

Without our express prior written authorization, you may not:

- 8.2.1. Duplicate or reproduce any part of our Site, the Products, the Services or the Materials (except as expressly provided elsewhere in this Agreement);
- 8.2.2. Create any derivative works based on or using our Site, the Products, the Services, or the Materials, and you agree and stipulate that any and all derivative works are NOT "fair use;"
- 8.2.3. Use our Site, the Products, the Services or the Materials for any public display, public performance, sale or rental, and you hereby agree and stipulate that any and all such uses are NOT "fair use";
- 8.2.4. Use our Market Data to develop, create, register, list, trade, clear, or settle any investment product or financial product of any kind;
- 8.2.5. Re-distribute our Site, the Products, the Services, or the Materials, and you hereby agree and stipulate that any and all such uses are NOT "fair use;"
- 8.2.6. Remove any copyright or other proprietary notices from our Site, the Products, the Services or the Materials; or, falsify or delete any author attributions, legal or other proper notices or labels of the origin or source material that is uploaded or otherwise provided by you;
- 8.2.7. Frame or utilize any framing techniques in connection with our Site, the Products, the Services or the Materials;
- 8.2.8. Translate, reverse-engineer, decompile or disassemble our Site, the Products, the Services or the Materials;
- 8.2.9. Use any meta-tags, pay-per-click advertising, or any other "hidden text" using our Site's name or marks or those of the Products, and you hereby stipulate that any use of the Site's name or marks, or any other marks owned by us is an infringement upon our trademark rights, and you stipulate to make payment of liquidated damages of five thousand United States dollars (US$5000) per such infringement as a genuine pre-estimate of the loss and damage that will be suffered by us as a result of such infringement, plus you agree to pay any and all fees incurred in the recovery of this amount, including attorney's fees and all associated costs;
- 8.2.10. "Deep-link" to any page of the Site or the Products, or avoid accepting acknowledgement of this Agreement (for the avoidance of doubt, you may only link to the main entry page);
- 8.2.11. Circumvent any encryption or other security tools used anywhere on the Site or in conjunction with the Products or the Services (including the theft of usernames, passwords or API keys or using another person's username, password or API key in order to gain access to a restricted area of the Site);
- 8.2.12. Use any data mining, bots, scrapers or similar data gathering and extraction tools on the Site or in conjunction with the Products, the Services or the Materials;
- 8.2.13. Sell, rent, lease, license, sublicense, transfer, distribute, re-transmit, time-share, use as a service bureau or otherwise assign to any third party the Materials (including our Market Data) or the Products or Services or any of your rights to access and use the Products, the Materials or Services as granted specifically by this Agreement;
- 8.2.14. Use our Products or Services to impersonate any other User or person;
- 8.2.15. Use any Materials (including the Market Data) or information on our Site or included in our Products or Services in any manner that infringes any copyright, trademark, patent, trade secret, publicity or other proprietary right of any party;
- 8.2.16. Use or duplicate the computer code underlying any Paxos' Products, contrary to the license contained in each Product's code repository;
- 8.2.17. Upload or attempt to upload files that contain viruses, Trojan horses, worms, time bombs, cancelbots, corrupted files, or any other similar software or programs that may damage the operation of ours or another's property;
- 8.2.18. Upload, post, email or otherwise transmit to us any submission that you do not have a right to transmit under contractual, fiduciary or other relationships (such as inside information, trade secrets, proprietary and confidential information learned or disclosed as part of employment relationships or under nondisclosure agreements);
- 8.2.19. Upload, post, email or otherwise transmit any unsolicited or unauthorized advertising, promotional materials, "junk mail," "spam," "chain letters," "pyramid schemes," or any other form of solicitation, except in those areas that we may designate for such purpose;

- 8.2.20. Restrict or inhibit any other User from using and enjoying the Product or the Services;
- 8.2.21. Harvest or otherwise collect information about other users of the Site, the Product or the Services, including email addresses or other personally-identifiable information;
- 8.2.22. Violate any applicable laws, regulations or policies, or this Agreement;
- 8.2.23. Use the Products, PAX, BUSD, or the Services to pay for, support, receive proceeds from or otherwise engage in any illegal gambling activities;
- 8.2.24. Upload, post, email or otherwise transmit any material that is illegal, immoral, obscene or defamatory of any person;
- 8.2.25. Use any automatic device or manual process to monitor or reproduce the Site, the Services (including the Products) or the Materials, and will not use any device, software, computer code, or virus to interfere or attempt to disrupt or damage the Site, the Products, or Services; and
- 8.2.26. Do anything that may adversely affect proper operation of the Site, the Products, the Services and the reputation and goodwill of the Company.

- 9. LIQUIDATED DAMAGES
  - 9.1. Stipulated Liquidated Damages

In various provisions in this Agreement, we have outlined liquidated damages amounts to be applied against you if you violate these specific provisions. You specifically agree to pay these amounts. In agreeing to pay liquidated damages, you understand, acknowledge and agree that this amount is not a penalty, that the actual damages are uncertain and difficult to ascertain, but that this amount represents the parties' good faith attempt to calculate an appropriate compensation based on anticipated actual damages and is a genuine pre-estimate of the loss and damage which may be suffered by us.

- 9.2. Other Liquidated Damages

For any breach of a portion of this Agreement that does not specifically state a liquidated damages amount, you hereby agree that any breach of this Agreement shall result in liquidated damages of one hundred United States dollars (US$100) per occurrence. You specifically agree to pay one hundred United States dollars (US$100) in liquidated damages per occurrence; provided, however, that you will not be required to pay such liquidated damages in an amount in excess of the higher of (x) one thousand United States dollars (US$1,000) or (y) the outstanding balance of currency or other assets in your Account(s) with the Company.

- 10.DISCLAIMER OF WARRANTY
  - 10.1. Express Disclaimers

By using the Site, the Products, the Materials or the Services, you expressly acknowledge and agree that:

- 10.1.1. Such use of the Site, the Products, the Materials, and the Services is at your own and sole risk;
- 10.1.2. Any material and/or data downloaded or otherwise obtained through the use of the Site, the Products, the Services or any of the Materials is done at your own discretion and risk, and you are solely responsible for any damage to your computer system or loss of data that results from the download of such material and/or data;
- 10.1.3. The Site, the Products, the Services and the Materials and all materials contained therein, are provided "as is" without warranty of any kind, either express or implied, including, but not limited to, any implied warranties of merchantability, fitness for a particular purpose, title, or non-infringement;
- 10.1.4. Paxos makes no representations or warranties that the Site, the Products, the Materials and Services, or any materials contained therein, will be uninterrupted, timely, secure, or error-free; nor does Paxos make any representations or warranties as to the quality, suitability, truth, usefulness, accuracy, or completeness of the Site, the Products, the Materials, and the Services or any of the materials contained therein;
- 10.1.5. Paxos cannot and does not guarantee or warrant that files available for downloading from the Internet will be free of viruses, worms, Trojan horses, or other code that may manifest contaminating or destructive properties; and, Paxos does not assume any responsibility or risk for your use of the Internet in connection with the Site, the Products, the Materials, the Services and any materials contained therein;
- 10.1.6. Paxos makes no warranty, express or implied, regarding any transaction entered into through the Site, the Products, or the Services;

- 10.1.7. Paxos is NOT responsible for any crypto asset market, and Paxos makes no representations or warranties concerning the value of any crypto asset;
- 10.1.8. Paxos makes no warranty, express or implied, regarding the availability of the Site, the Products, or the Services, and shall have no liability for any loss or damage arising from Downtime; and
- 10.1.9. The value of crypto assets can be volatile and the Company is not in any way responsible or liable for any losses you may incur by holding or trading crypto assets, even if the Site, the Products or the Services are delayed, suspended, or interrupted for any reason.

- 10.2. No Implied Warranties

The warranties and representations expressly set forth in this Agreement are the only warranties and representations made by Paxos with respect to this Agreement, the Site, the Products, the Materials and the Services, and are in lieu of any and all other warranties, written or oral, express or implied, that may arise either by agreement between the Parties or by operation of law or otherwise, including warranties of merchantability and fitness for a particular purpose, which are excluded to the fullest extent permitted by applicable laws. None of these warranties and representations will extend to any third person.

- 11. INDEMNIFICATION AND RELEASE
  - 11.1. Indemnification

To the maximum extent permitted by applicable law, you agree to defend, indemnify, and hold harmless the Company, its parent company, affiliates and subsidiaries and each of their respective officers, directors, shareholders, members, partners, attorneys, employees, independent contractors, telecommunication providers, and agents (collectively, the "Indemnified Parties"), from and against any and all claims (including third-party claims), actions, loss, liabilities, expenses, costs, or demands, including, without limitation, legal and accounting fees (collectively, "Losses"), directly or indirectly, resulting from or by reason of (i) your (or you under another person's authority) use, misuse, or inability to use the Site, the Products, the Services, or the Materials; (ii) any regulatory inquiry, legal action, litigation, dispute or investigation related to your Account and to your use of your Account, the Products, or the Services; or (iii) your breach of this Agreement.

The Company shall notify you by electronic mail, mail, or other appropriate means, of any such claim or suit, and reasonably cooperate (at your expense) in the defense of such claim or suit. We reserve the right to participate in the defense of such claim or choose our own legal counsel but are not obligated to do so.

- 11.2. Release

To the maximum extent permitted by applicable law, you hereby discharge, acquit, and otherwise release the Indemnified Parties, from any and all allegations, counts, charges, debts, causes of action, claims and Losses, relating in any way to the use of the Site, the Products, the Service or the Materials, including, but not limited to, claims relating to the following: negligence, gross negligence, intentional interference with contract or advantageous business relationship, defamation, privacy, publicity, misrepresentation, any financial loss not due to the fault of the Site, the Materials or the Products, false identities, fraudulent acts by others, invasion of privacy, release or misuse of personal information, failed transactions, purchases or functionality of the Site, unavailability of the Site, its functions and/or the Services and any other technical failure that may result in inaccessibility to the Site, the Products, the Materials or the Services, or any claim based on vicarious liability for torts committed by Users encountered or transacted with or through the Site, the Products or the Services, including, but not limited to, fraud, computer hacking, theft or misuse of personal information, assault, battery, stalking, rape, cheating, perjury, manslaughter, or murder.

The above list is intended to be illustrative only, and not exhaustive of the types or categories of claims released by you. This release is intended by the Parties to be interpreted broadly in favor of Paxos, and thus any ambiguity shall be interpreted in a manner providing release of the broadest claims. This release is intended to be a full release of claims, and the parties acknowledge the legally binding nature of this provision, and the nature of the rights given up in connection therewith.

If you are a California resident, you hereby waive California Civil Code Section 1542, which states:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

If you are a resident of another jurisdiction with a comparable statute or doctrine, you hereby waive such statute or doctrine to the extent permissible under applicable law.

- 12. LIMITATION OF LIABILITY
  - 12.1. Limitation of Liability

Except to the extent prohibited by applicable laws, in no event shall Paxos (or its licensors, agents, suppliers, resellers, service providers, or any other subscribers or suppliers) be liable to you, or any other third party, for any direct, special, indirect, incidental, consequential, exemplary, or punitive damages, including without limitation, damages for loss of profits, loss of information, business interruption, loss of revenue, or loss of goodwill, which may arise from any person's use, misuse, or inability to use the Site, the Products, the Services, the Materials or any of the materials contained therein, including any loss caused in whole or in part by any inaccuracies, incompleteness or delays in Market Data, interruptions in the Services, including the Products, even if we have been advised of the probability of such damages and regardless of whether such liability is asserted on the basis of contract, tort or otherwise.

We will not be liable for any damage or interruptions caused by any computer viruses, spyware, Trojan horses, worms or other malware that may affect your computer or other equipment, or any phishing, spoofing or other attack. You are responsible for maintaining the security of your environment, including regular use of malware screening and prevention software. You should also be aware that email and other communication services are vulnerable to spoofing and phishing attacks and should use care in reviewing messages purporting to originate from Paxos. Always log into your Account through our Site or contact us if you have any uncertainty regarding the authenticity of any communication or notice.

  - 12.2. Force Majeure

Neither we (nor any bank where our deposit accounts are held) will be liable for our failure to perform any obligations under this Agreement due to events beyond our control, and the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond our control include, but are not limited to, acts of God, war, riot, arson, embargoes, civil commotion, strikes, labor disputes, equipment failures, bank failures, crypto asset market collapse or fluctuations, fiat currency conversion rate fluctuations, fire, flood, earthquake, hurricanes, tropical storms or other natural disaster or casualty, shortages of labor or material, shortage of transportation, facilities, fuel, energy, pandemic, government regulation or restriction, acts of civil or military authority or terrorism, fiber cuts, weather conditions, breaches or failures to perform by third parties, technical problems, including hardware and software crashes and other malfunctions, failure of the telecommunications or information services infrastructure, hacking, SPAM or failure of any computer, server or software disruptions on account of or caused by vandalism, theft, phone service outages, power outage, Internet disruptions, viruses, and mechanical, power or communications failures.

If any law, regulation, rule, regulation or decision of any self-regulatory organization, or ordinance, whether international, federal, state, or local, becomes effective which substantially alters our ability to offer the Site, the Products or the Services hereunder, we shall have the right to cancel this Agreement, with notice, if reasonably possible, effective upon the earlier of (i) the date upon which we are unable to provide our Services hereunder; or (ii) thirty (30) days following notice.

  - 12.3. Maximum Liability

In no event shall our maximum total aggregate liability hereunder for direct damages exceed the total fees actually paid by you for use of the Site, the Products or the Services for a period of more than three (3) months from the accrual of the applicable cause or causes of action. Because some jurisdictions prohibit the exclusion or limitation of liability for consequential or incidental damages, the above limitation may not apply to you (in whole or in part).

  - 12.4. Right of Set Off

To the extent allowable by law, we reserve the right to set-off any damages or amounts owed to us by you for your breach of this Agreement, your indemnification obligations, or for your other obligations under this Agreement against funds in your Account (including, without limitation, transaction fees, funds transfer fees and dormancy fees).

- 13. CONFIDENTIALITY AND COMPLIANCE WITH LEGAL PROCESS
  - 13.1. Permitted Disclosure

We may share information concerning you and your Account:

    - 13.1.1. with our banks and other financial institutions that we use or may use to process funds in connection with the Products and the Services;

- 13.1.2. with law enforcement, regulatory authorities, tax authorities (including the US Internal Revenue Service pursuant to the Foreign Account Tax Compliance Act, to the extent this applies), self-regulatory organizations (such as those that operate crypto asset derivative exchanges) and officials, or other third parties when we are compelled to do so by a subpoena, court order, or similar legal procedure, or when we believe in good faith that the disclosure of your information is necessary to prevent physical harm or financial loss, to report suspected illegal activity or to investigate violations of this Agreement or any other applicable policies;
- 13.1.3. with third parties, such as vendors, agents, contractors and our advisors (e.g., legal, financial, business or other advisors), in order to administer our services, including to verify your identity and conduct screening and due diligence checks;
- 13.1.4. in connection with a merger, acquisition or otherwise as set forth in Section 18.1; or
- 13.1.5. as permitted or required by applicable law.

Please refer to our Privacy Policy for more information on the use of your personal information.

- 13.2. Legal Process

You agree and understand that we may comply with any writ of attachment, execution, garnishment, tax levy, restraining order, subpoena, warrant or other legal process, that we in good faith believe to be valid. We may, but are not required to, notify you of such process. We may charge you for associated costs, including attorneys' fees. You agree that we may honor any legal process, regardless of the method or location of service.

- 14. LINKS AND LINKING
  - 14.1. Third Party Links

Some websites that are linked to or from the Site are owned and operated by third parties. Because we have no control over such websites and resources, you understand, acknowledge and agree that we are not responsible or liable for the availability of such external websites or resources, and do not screen or endorse such websites or the content, products, advertising or other materials presented therein, and are not responsible or liable for any such content, advertising, services, products, or other materials on or available from such websites or resources.

Use of any website controlled, owned or operated by third parties is governed by the terms and conditions of use (including privacy policies) for those websites, and not by this Agreement or our Privacy Policy, which is incorporated into this Agreement by reference.

We reserve the right to terminate any link or linking program at any time.

- 14.2. No Liability; Indemnification

You further understand, acknowledge and agree that we shall not be responsible or liable, directly or indirectly, for any damage or loss caused or alleged to be caused by, or in connection with use of or reliance on, any such third-party content, goods or services available on or through any such website or resource. If you decide to access any such third-party website, you do so entirely at your own risk and subject to any terms and conditions and privacy policies posted therein.

You hereby agree to defend and hold harmless each of the Indemnified Parties from and against any and all Losses that may result from your use of links that may appear on the Site or via the Services.

- 15. INTELLECTUAL PROPERTY
  - 15.1. Trademarks

"itBit", "Paxos", "Paxos Standard", "PAX", "PAX Gold" and "PAXG" are trademarks or registered trademarks of ours. None of the marks, logos, domains, and trademarks that you find on the Site, the Products, the Services or in the Materials may be used publicly except with express written permission from Paxos and may not be used in any manner that is likely to cause confusion among consumers, or in any manner that disparages or discredits Paxos.

- 15.2. Other Marks

Other manufacturers' product and service names referenced on the Site, the Products, the Services and the Materials may be trademarks and service marks of their respective companies and are the exclusive property of such respective owners and may not be used publicly without the express written consent of the owners

and/or holders of such trademarks and service marks. You acknowledge and agree that we either own or have been authorized by relevant third-party intellectual property owners to use the trademarks, copyright, patents, design and intellectual property of any nature and form found on the Site and the Services.

- 15.3. Copyright

The Materials (including the Market Data) accessible from the Site, the Products, and the Services, and any other website owned, operated, licensed, or controlled by us are our proprietary information and valuable intellectual property and we retain all right, title, and interest in such Materials. No rights, title or interest in any such Materials are transferred to you by reason of the access to the Site, the Products, or the Services.

All Materials, such as text, graphics, photographs, video and audio clips, music, soundtracks, button icons, streaming data, animation, images, downloadable materials, data compilations and software are the property of the Company or its content suppliers and are protected by United States and international copyright laws. The compilation of all Materials on the Site and in the Products and the Services is the exclusive property of the Company or its content suppliers and protected by United States and international copyright laws, as well as other laws and regulations.

The Exchange's Market Data is valuable to us, and to the extent that you receive access to such data, you hereby understand, acknowledge and agree that the Market Data contains proprietary and confidential information that is protected by applicable intellectual property and other laws, and is the sole property of the Company. The restrictions on use contained in Section 8.2 of this Agreement shall apply with equal force and scope to the Market Data as to the Site, any of the other Services, the Exchange and the Materials. Any distribution, publication, or transmission of our Market Data without the Company's consent is a material breach of this Agreement and a violation of our property rights for which we may seek appropriate legal recourse.

- 16. EXPORT CONTROL

You understand, acknowledge, and agree that the software elements of the Materials on the Site may be subject to regulation by agencies of the United States Government, including the United States Department of Commerce, which prohibits export or diversion of software to certain countries and third parties. Diversion of such materials contrary to the laws of the United States, or any international, provincial, state or other applicable law is prohibited. You will not assist or participate in any such diversion or other violation of applicable laws and regulations. You agree that none of the Products, the Services, the Materials or virtual currencies are being or will be used, acquired for, shipped, transferred, or re-exported, directly or indirectly, to proscribed or embargoed countries or their nationals or be used for proscribed activities.

- 17. NOTICE
    - 17.1. Notice

Any notice we are required to give you under this Agreement may be provided by email, postal mail, or facsimile utilizing the contact information provided by you when you registered with the Site and/or the Products. Notices from you to us shall be given by email to: help@paxos.com, unless otherwise specified in the Agreement.

- 17.2. Change of Address

Either party may change the address to which notice is to be sent by written notice to the other party pursuant to this provision of the Agreement.

- 17.3. Change to Terms and Conditions or Fees

Any notice of a change to our Terms and Conditions or fees required to be given pursuant to Section 1.7 hereof shall be sent to the email address you provide to us. The email notice will instruct you to visit our website to review the new changes to this Agreement or the fees.

- 17.4. When Notice is Effective

Notices shall be deemed effective upon delivery. Notices delivered by nationally recognized overnight carrier (e.g., United States Express Mail or Federal Express) shall be deemed delivered on the business day following mailing. Notices mailed by United States Mail, postage prepaid, registered or certified with return receipt requested, shall be deemed delivered five (5) days after mailing. Notices by email and facsimile transmission, with confirmation from the transmitting machine that the transmission was completed, are acceptable under this Agreement provided that they are deemed delivered one (1) hour after transmission if sent during the recipient's business hours, or otherwise at 9:00 a.m. (recipient's time) the next business day. Notices delivered

by posting on the Site shall be deemed delivered upon posting. Notices delivered by any other method shall be deemed given upon receipt. Either party may, by giving the other party appropriate written notice, change the designated address, fax number and/or recipient for any notice or courtesy copy, hereunder.

- 17.5. Refused, Unclaimed, or Undeliverable Notice

Any correctly addressed notice that is refused, unclaimed or undeliverable shall be deemed effective as of the first date that said notice was refused or deemed undeliverable by the postal authorities, messenger, facsimile machine, email server or service provider, or overnight delivery service.

- 17.6. Confidentiality of Communications

We do not provide any facility for sending or receiving private or confidential electronic communications. Visitors should not use this Site or Services (including the Products) to transmit any communication for which the sender intends only the sender and the intended recipient(s) to read. Notice is hereby given that all messages and other content entered into this Site or Services can and may be read by the agents and operators of the Site or Services, regardless of whether they are the intended recipients of such messages. User should not have an expectation of privacy regarding any communications sent through this Site or the Services.

- 18. ARBITRATION; STATUTE OF LIMITATIONS
  - 18.1. Arbitration

If a dispute arises between the parties arising out of or otherwise relating to this Agreement, the parties shall meet and negotiate in good faith to attempt to resolve the dispute. If the parties are unable to resolve the dispute through direct negotiations, then, except as otherwise provided herein, either party must submit the issue to binding arbitration in accordance with the applicable Arbitration Ordinance. Claims subject to arbitration ("Arbitral Claims") shall include, but are not limited to, contract and tort claims of all kinds, and all claims based on any federal, state or local law, statute, or regulation, excepting only claims by us under applicable worker's compensation law, unemployment insurance claims, along with actions (regardless of the underlying cause of action) by us seeking injunctions, attachment, garnishment, and other equitable relief. You agree to arbitrate solely on an individual basis, and understand, acknowledge and agree that this Agreement does not permit class arbitration or any claims of any type brought as a plaintiff or class member in any class or representative arbitration proceeding.

Any dispute arising out of or relating to this Agreement, or the breach thereof, shall be finally settled on an individual basis –

(i) In the case of disputes involving customers of Paxos Global Pte. Ltd., by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause. The language of the arbitration shall be English and the Agreement shall be interpreted in accordance with the laws of Singapore.

(ii) In the case of disputes involving customers of Paxos Trust Company, LLC, by arbitration in New York, New York administered by the American Arbitration Association in accordance with its Consumer Arbitration Rules. The language of the arbitration shall be English and the Agreement shall be governed by the laws of the State of New York.

An arbitral decision resulting from (i) or (ii) above may be enforced in any court, and a prevailing party in any action or proceeding to enforce this Agreement shall be entitled to costs and attorney's fees.

The Arbitrator shall have no authority to award any punitive or exemplary damages, certify a class action (or join the claims of one party with any other party), add any parties, or vary or ignore the provisions of this Agreement. The arbitrator shall render a written opinion setting forth all material facts and the basis of his or her decision within thirty (30) days of the conclusion of the arbitration proceeding.

If for any reason this arbitration clause is not applicable or litigation proceeds in court, then you agree that:

(i) You may bring claims against the Company only in your individual capacity and not as a plaintiff or class member in any purported class or representative action; and

(ii) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS AND REGULATIONS, YOU HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING US ARISING OUT OF THE SITE, OR SERVICES (INCLUDING THE PRODUCTS).

- 18.2. No Waiver of Right to Arbitration

There shall be no waiver of the right to arbitration unless such waiver is provided affirmatively and in writing by the waiving party to the other party. There shall be no implied waiver of this right to arbitration. No acts, including the filing of litigation, shall be construed as a waiver or a repudiation of the right to arbitrate.

- 18.3. Waiver of Statute of Limitations

Notwithstanding the period of limitation prescribed by applicable laws for the bringing of any relevant action or claim (and except as otherwise provided in Section 3.5, the Parties hereby mutually agree that no action, regardless of form, arising out of or in conjunction with the subject matter of this Agreement, except for claims involving intellectual property, claims to recover outstanding amounts due to us and claims for indemnification, may be brought by any party more than one (1) year after the cause of action arose, following which either party shall have no further claim whatsoever against the other party.

- 19. Right to Injunctive Relief

You agree that due to the nature of our business, monetary damages for a breach of your obligations under this Agreement would be inadequate to compensate us. Accordingly, you agree and understand that any violation or threatened violation by you of your obligations under this Agreement will cause irreparable injury to us and that, in addition to any other remedies that may be available, in law, in equity or otherwise, we will be entitled to obtain injunctive relief against any threatened breach of this Agreement or the continuation of such breach without the necessity of proving actual damages.

- 20. COMPLAINTS

If you would like to contact us with a complaint, please contact Customer Support using one of the following methods:

Email help@paxos.com using the email address associated with your account.

Write to Customer Support at:

Paxos

450 Lexington Ave,

Suite 3952

New York, NY 10163

If you are a customer of Paxos Trust Company in the US, you may also direct your complaint to the attention of: New York State Department of Financial Services, One State Street, New York, NY 10004-1511; +1 (212) 480-6400. Please visit www.dfs.ny.gov for additional information.

If you are a customer of Paxos Trust Company in the State of Texas, you may also direct your complaint to the attention of: Texas Department of Banking, 2601 North Lamar Blvd., Austin, TX 78705; +1 (877) 276-5554. Please visit dob.texas.gov for additional information.

- 21. MISCELLANEOUS PROVISIONS
  - 21.1. Assignment

Neither this Agreement, nor any of your rights and obligations hereunder, may be transferred by you, but may be assigned by us without restriction. Any attempted transfer or assignment by you in violation hereof shall be null and void. This Agreement shall be binding and inure to the benefit of the parties hereto, our successors, and permitted assigns.

In the event that we are acquired by or merged with a third-party entity, we reserve the right, in any of these circumstances, to transfer or assign the information we have collected from you as part of such merger, acquisition, sale, or other change of control. See also our Privacy Policy for additional information.

- 21.2. Severability

If for any reason a court of competent jurisdiction or an arbitrator finds any provision of this Agreement, or any portion thereof, to be invalid, unenforceable or illegal, such invalidity, unenforceability or illegality shall not affect the remainder of this Agreement, which will continue to be in full force and effect, and any prior, effective provision of the Agreement that was superseded by such invalid, unenforceable or illegal provision shall be deemed valid and enforceable to the fullest extent.

- 21.3. No Waiver

No waiver or action made by us shall be deemed a waiver of any subsequent default of the same provision of this Agreement. No failure or delay in exercising or enforcing any privilege, right, remedy, or power hereunder shall be deemed a waiver of such provision by us. All waivers must be in writing.

- 21.4. Headings

All headings are solely for the convenience of reference and shall not affect the meaning, construction or effect of this Agreement.

- 21.5. Complete Agreement

This Agreement, together with the Paxos Contractual Documentation constitutes the entire agreement between the parties with respect to your access and use of the Site, the Products, the Services, the Materials (including the Market Data) and the materials contained therein. This Agreement, together with our Privacy Policy, supersedes and replaces all prior understandings or agreements, written or oral, regarding such subject matter.

- 21.6. Other Jurisdictions

We make no representation that the Site, the Products, the Services, the Materials (including the Market Data) or any of the materials contained therein are appropriate or available for use in other locations, and access to them from territories where their content or function may be illegal or is otherwise prohibited. Those who choose to access the Site, the Products, the Services and the Materials from such locations do so on their own initiative and are solely responsible for determining compliance with all applicable local laws.

- 21.7. Survival

All provisions of this Agreement which by their nature extend beyond the expiration or termination of this Agreement, including without limitation, sections pertaining to suspension or termination, debts owed, general use of the Products, or the Services, disputes with us, and general provisions, shall survive the termination or expiration of this Agreement.

- 21.8. No Agency Relationship

Nothing in this Agreement shall be deemed to constitute, create, imply, give effect to, or otherwise recognize a partnership, employment, joint venture, or formal business entity of any kind; and the rights and obligations of the Parties shall be limited to those expressly set forth herein. We are not your agent or other representative , except to the extent that you use the Exchange, which allows Members to trade crypto assets, with the Exchange acting in an Agency capacity; or in connection with over-the-counter ("OTC") trading services, where we act as an agent of each counterparty in negotiating OTC purchase and sale transactions of digital assets that are supported for trading by Paxos (a "Transaction"), and where Paxos may, from time to time and with disclosure as provided in the OTC Terms and Conditions, act as principal in a Transaction, as further set forth in the Exchange Terms and Conditions and the OTC Terms and Conditions, respectively. Except for the indemnity and exculpation provisions herein, nothing expressed in or implied from this Agreement is intended or shall be construed to give any person other than the Parties hereto any legal or equitable right, remedy, or claim under or in respect of this Agreement to enforce any of its terms which might otherwise be interpreted to confer such rights to such persons. This Agreement and all representations, warranties, covenants, conditions and provisions hereof are intended to be and are for the exclusive benefit of you and us.

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